Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Joseph Caminiti or Josh Carroll Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

ENERGY STORAGE DRIVES DOUBLE-DIGIT GROWTH; ORMAT RAISES MIDPOINT OF 2026 REVENUE AND ADJUSTED EBITDA GUIDANCE AND EXPANDS EGS PIPELINE POTENTIAL TO 5–6 GW

HIGHLIGHTS

●	STRONG ENERGY STORAGE PERFORMANCE DRIVES THIRD QUARTER RESULTS, WITH REVENUE UP 10.2%, NET INCOME ATTRIBUTABLE TO STOCKHOLDERS UP 32.2%, AND ADJUSTED EBITDA UP 11.1%

●

ENERGY STORAGE SEGMENT CONTINUES TO DELIVER RECORD RESULTS, WITH REVENUE UP 145.2% YEAR-OVER-YEAR, DRIVEN BY FAVORABLE MERCHANT MARKET PRICING, HIGH AVAILABILITY, AND CONTRIBUTIONS FROM NEWLY ADDED CAPACITY

●	ORMAT RAISES THE MIDPOINT OF ITS FULL YEAR REVENUE AND ADJUSTED EBITDA GUIDANCE

●	CONTINUED PROGRESS IN NEXT-GENERATION GEOTHERMAL, ADVANCING TWO EGS PILOT PROGRAMS AND THE DEVELOPMENT OF ORMAT'S FIRST COMMERCIAL EGS PROJECT.

RENO, Nev. November 4, 2026, Ormat Technologies, Inc. (NYSE: ORA) (the “Company” or “Ormat”), a leading geothermal and renewable energy company, today announced financial results for the third quarter ended September 30, 2026.

KEY FINANCIAL RESULTS

	Q3 2026	Q3 2025	Change (%)		9M 2026	9M 2025	Change (%)
GAAP Measures
Revenues ($ millions)
Electricity	163.7	167.1	-2.1%		514.5	507.3	+1.4%
Product	61.5	62.2	-1.2%		285.6	153.6	+85.9%
Energy Storage	49.9	20.4	+145.2%		137.6	52.6	+161.6%
Total Revenues	275.1	249.7	+10.2%		937.8	713.5	+31.4%

Gross profit	77.4	64.0	+20.8%		266.4	193.9	+37.4%

Electricity	22.2%	25.4%	-330	bp	25.7%	27.9%	-220	bp
Product	16.5%	21.7%	-520	bp	18.4%	24.1%	-570	bp
Energy Storage	62.1%	39.4%	+2,260	bp	59.3%	28.9%	+3,040	bp
Gross margin (%)	28.1%	25.6%	+250	bp	28.4%	27.2%	+120	bp

Operating income ($ millions)	45.3	40.4	+11.9%		159.7	126.7	+26.1%

Net income attributable to the Company’s stockholders	31.9	24.1	+32.2%		103.1	92.5	+11.4%
Diluted EPS ($)	0.51	0.39	+30.8%		1.65	1.51	+9.3%

Non-GAAP Measures
Adjusted Net income attributable to the Company’s stockholders	34.8	24.9	39.8%		146.1	95.5	53%
Adjusted Diluted EPS ($)	0.56	0.41	36.6%		2.34	1.56	50%
Adjusted EBITDA[1] ($ millions)	153.8	138.4	+11.1%		492.6	423.3	+16.4%

“Our strong third-quarter performance was driven by record Energy Storage profitability, supported by newly added capacity, high asset availability and favorable merchant pricing in PJM. Revenue increased 10.2%, net income attributable to stockholders rose 32.2%, and Adjusted EBITDA grew 11.1%. Our year-to-date performance and fourth-quarter outlook support an increase in the midpoints of our full-year revenue and Adjusted EBITDA guidance,” said Doron Blachar, Chief Executive Officer of Ormat Technologies. “While we continue to add new capacity and expand our Electricity segment portfolio, segment revenue slightly declined 2.1% year-over-year in the third quarter. This was primarily due to lower generation at Puna following a hurricane-related forced outage, partially offset by the July commencement of commercial operation at our 10 MW Dominica geothermal plant and improved performance at our Olkaria plant.”

“We remain focused on executing the growth plan outlined at our recent Investor Day, doubling our YE 2025 capacity and achieving annual revenue and Adjusted EBITDA run rates exceeding $1.5 billion and $1 billion, respectively, by the end of 2030. These targets exclude potential contributions from EGS. With growing demand for reliable, around-the-clock power and an expanding portfolio of contracted projects, we believe Ormat is well positioned to deliver sustainable long-term growth and shareholder value.”

Blachar added, “Ormat’s six decades of geothermal experience and integrated capabilities position the Company to participate in EGS as a developer, owner, operator and technology provider, while pursuing a diversified approach that extends beyond a single emerging technology. We are advancing two pilot projects with SLB and Sage and negotiating power purchase agreements for Dixie Valley, our first planned commercial EGS project, and for other potential projects. Since the start of the year, we have also secured approximately 40,000 acres of BLM leases for EGS development and identified additional acreage with EGS potential within our existing portfolio. Our total EGS land position now stands at approximately 170,000 acres, which we estimate could support 5 to 6 gigawatts of potential future EGS development, a significant opportunity for long-term growth.”

FINANCIAL HIGHLIGHTS

•

Net income attributable to stockholders for the three months ended September 30, 2026, was $31.9 million, or $0.51 per diluted share, compared to $24.1 million, or $0.39 per diluted share, in the prior year period. The 32.2% increase was mainly driven by the increase in the Energy Storage revenue and gross profit.

•	Adjusted net income for the three months ended September 30, 2026, was $34.8 million, or $0.56 per diluted share, compared to $24.9 million, or $0.41 per diluted share, in the prior year period.

•

Adjusted EBITDA for the three months ended September 30, 2026, increased 11.1% to $153.8 million, driven by strong contributions from the Energy Storage segment, which benefited from higher merchant prices, high availability and portfolio expansion.

•

Electricity segment revenues declined 2.1% in the third quarter compared to the prior year period, primarily driven by lower generation at Puna due to a hurricane-related forced outage, partially offset by the commencement of commercial operation at our power plant in Dominica and improved performance at our Olkaria plant.

•

Energy Storage revenues for the three months ended September 30, 2026, increased 145.2% compared to the prior year period. Growth was driven by the high availability of our assets, which allowed us to capitalize on strong merchant pricing in the PJM market, as well as new portfolio capacity additions over the past 12 months.

•	Product segment revenues for the three months ended September 30, 2026, declined 1.2% compared to the prior year period due largely to the timing of manufacturing and construction progress.

•	Product segment backlog stands at approximately $183 million as of November 4, 2026.

BUSINESS HIGHLIGHTS:

•

In August 2026, Ormat decided to proceed with the development of the 100 MW / 400 MWh Denali energy storage facility in California. Upon completion, expected by the end of 2028, the project is anticipated to provide energy storage services under a 20-year tolling agreement with Clean Power Alliance.

•	In July 2026, Ormat achieved commercial operation of its 10 MW Dominica geothermal power plant, reflecting continued execution across the Company's global development pipeline.

EGS UPDATE:

•	Ormat continues to advance the two EGS pilot programs with SLB and Sage, with drilling expected to commence late 2026 or early 2027 in both locations.

•	Ormat is negotiating PPAs for Dixie Valley, Nevada, its first planned commercial EGS project, and for other potential EGS projects.

•

In September 2026, Ormat was selected by the U.S. Department of Energy (DOE) for up to $35 million in funding, alongside SLB and the University of Utah, to advance enhanced geothermal systems at Dixie Valley, Nevada, and hydrothermal development at Cove Fort, Utah.

•

Since its Investor Day, Ormat has significantly expanded its EGS land position, from approximately 70,000 acres to approximately 170,000 acres. This includes approximately 16,000 acres of new BLM leases acquired in Nevada’s October 2026 lease sale and significant existing land portfolio that have been identified as having EGS potential. Ormat estimates that this expanded land position could support approximately 5 to 6 GW of potential future EGS development, compared with the approximately 3 to 4 GW estimate presented at Investor Day.

2026 GUIDANCE

•	Total revenues are expected to be between $1,170 million and $1,200million.

◦	Electricity segment revenues between $700 million and $710 million.

◦	Product segment revenues of between $310 million and $320 million.

◦	Energy Storage revenues of between $160 million and $170 million.

•	Adjusted EBITDA is expected to be between $640 million and $650 million.

◦	Of which approximately $13.0 million is attributed to minority interest.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and nine months ended September 30, 2026. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts due to high variability and complexity with respect to estimating certain forward-looking amounts, the probable significance of which cannot be determined. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On November 4, 2026, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on December 2, 2026, to stockholders of record as of the close of business on November 18, 2026.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on November 5, 2026, at 10:00 a.m. ET.

Participants within the United States and Canada, please dial 1-833-461-5787, approximately 15 minutes prior to the scheduled start of the call. If you are calling outside of the United States and Canada, please dial +1-585-542-9983. The access code for the call is 244015737. Please request the “Ormat Technologies, Inc. call” when prompted by the conference call operator. The conference call will also be accompanied by a webcast live on the Investor Relations section of the Company's website.

A replay will be available one hour after the end of the conference call. To access the replay within the United States and Canada, please dial 1-833-309-1852. From outside of the United States and Canada, please dial +1-929-828-5978. Please use the replay access code 244015737. The webcast will also be archived on the Investor Relations section of the Company's website.

ABOUT ORMAT TECHNOLOGIES

With over six decades of experience, Ormat Technologies, Inc. is a leading geothermal company, and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,600MW of gross capacity. Ormat has leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,853MW with a 1,358MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, Guadeloupe, and Dominica, and a 495MW energy storage portfolio that is located in the U.S.

Ormat is the only single-solution company with tangible and proven end-to-end capabilities that span subsurface exploration, project development, power plant technology, construction and operations. The Company is leveraging this experience to advance EGS pilot programs and commercial development opportunities. As electricity demand accelerates, driven by AI data centers, electric vehicles, industrial reshoring, and the electrification of heating and cooling, Ormat's geothermal and EGS capabilities position the Company to help meet this growing demand and lead technological advancement in the market. The Company's industry-leading business model and strong reputation are built on long-standing expertise, operational excellence, high-performance teams, and delivering reliable long-term energy generation.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues and Adjusted EBITDA, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, including EGS projects and pilot programs, the potential capacity of our lease portfolio, legal, market, industry and geopolitical developments and incentives, technological changes, demand for renewable energy, and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “intends,” “targets,” “goal”, “outlook,” “guidance,” “contemplate,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives, goals and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties, including risks related to regulatory changes, geopolitical developments, commodity prices, merchant energy pricing, interest rates, supply chain disruptions, the technical and commercial viability of EGS, our ability to obtain power purchase agreements, permits and government funding, and other risks described under "Risk Factors" in Ormat’s most recent Annual Report on Form 10-K, and in subsequent filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
($ in thousands, except per share data)
Revenues:
Electricity	163,664	167,110	514,520	507,263
Product	61,516	62,247	285,638	153,628
Energy storage	49,941	20,370	137,638	52,616
Total revenues	275,121	249,727	937,796	713,507
Cost of revenues:
Electricity	127,411	124,588	382,276	365,657
Product	51,390	48,766	233,016	116,568
Energy storage	18,943	12,336	56,060	37,423
Total cost of revenues	197,744	185,690	671,352	519,648
Gross profit	77,377	64,037	266,444	193,859
Operating expenses:
Research and development expenses	1,424	1,284	4,057	5,265
Selling and marketing expenses	6,146	4,895	17,691	13,437
General and administrative expenses	23,276	20,174	71,716	57,869
Other operating income	(1,000)	(3,125)	(6,125)	(10,519)
Impairment of long-lived assets	150	—	8,578	—
Write-off of unsuccessful exploration and storage activities	2,131	377	10,824	1,144
Operating income	45,250	40,432	159,703	126,663
Other income (expense):
Interest income	5,867	1,626	14,368	4,868
Interest expense, net	(44,191)	(35,677)	(133,122)	(106,832)
Derivatives and foreign currency transaction gains (losses)	(199)	(891)	(1,462)	6,237
Income attributable to sale of tax benefits	15,677	14,356	48,851	48,178
Other non-operating income (expense), net	192	124	(19,952)	422
Income from operations before income tax and equity in earnings of investees	22,596	19,970	68,386	79,536
Income tax benefit	6,775	4,283	31,911	13,544
Equity in earnings of investees, net	452	455	153	861
Net income	29,823	24,708	100,450	93,941
Net income (loss) attributable to noncontrolling interest	2,085	(571)	2,612	(1,396)
Net income attributable to the Company's stockholders	31,908	24,137	103,062	92,545
Earnings per share attributable to the Company's stockholders:
Basic:	0.52	0.40	1.68	1.53
Diluted:	0.51	0.39	1.65	1.51
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	61,501	60,749	61,312	60,666
Diluted	62,165	61,252	62,428	61,132

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	347,968	147,448
Restricted cash and cash equivalents (primarily related to VIEs)	164,169	133,418
Receivables:
Trade less allowance for credit losses of $476 and $308, respectively (primarily related to VIEs)	170,120	164,772
Other	23,241	36,711
Inventories	44,244	45,268
Costs and estimated earnings in excess of billings on uncompleted contracts	64,958	30,011
Prepaid expenses and other	100,746	40,141
Total current assets	915,446	597,769
Investment in an unconsolidated companies	198,385	162,111
Deposits and other (primarily related to VIEs)	179,092	137,744
Deferred income taxes	148,486	138,903
Property, plant and equipment, net ($3,441,632 and $3,460,079 related to VIEs, respectively)	3,738,493	3,672,569
Construction-in-process ($431,352 and $392,644 related to VIEs, respectively)	1,093,232	1,048,174
Operating leases right of use ($24,940 and $17,236 related to VIEs, respectively)	68,711	41,756
Finance leases right of use (none related to VIEs)	4,088	4,690
Intangible assets, net	253,428	274,548
Goodwill	168,005	168,244
Total assets	6,767,366	6,246,508

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	197,983	234,757
Short term revolving credit lines with banks (full recourse)	—	80,000
Commercial paper (less deferred financing costs of $13 and $17, respectively)	99,987	99,983
Convertible senior notes (less deferred financing costs of $4,530)	361,045	—
Billings in excess of costs and estimated earnings on uncompleted contracts	9,005	13,159
Current portion of long-term debt:
Limited and non-recourse (primarily related to VIEs):	92,893	79,885
Full recourse	215,353	214,207
Current portion of financing liability	8,839	9,749
Operating lease liabilities	5,325	4,764
Finance lease liabilities	1,560	1,884
Total current liabilities	991,990	738,388
Long-term debt, net of current portion:
Limited and non-recourse (primarily related to VIEs and less deferred financing costs of $14,887 and $13,488, respectively)	668,225	645,803
Full recourse (less deferred financing costs of $3,395 and $4,248, respectively)	841,210	1,009,090
Convertible senior notes (less deferred financing costs of $17,647 and $4,103, respectively)	807,353	472,334
Financing liability	197,779	206,647
Operating lease liabilities	52,987	29,760
Finance lease liabilities	2,592	2,850
Liability associated with sale of tax benefits	166,649	190,168
Deferred income taxes	73,396	68,661
Liability for unrecognized tax benefits	6,179	10,378
Liabilities for severance pay	12,709	11,942
Asset retirement obligation	143,015	135,574
Other long-term liabilities	26,881	33,637
Total liabilities	3,990,965	3,555,232

Redeemable noncontrolling interest	9,701	10,402

Equity:
The Company's stockholders' equity:
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 61,986,251 and 61,104,078 shares issued; 61,502,991 and 60,845,411 shares outstanding, respectively	62	61
Additional paid-in capital	1,677,768	1,654,635
Treasury stock, at cost (483,260 and 258,667 shares held, respectively)	(42,359)	-17,964
Retained earnings	990,303	909,343
Accumulated other comprehensive income (loss)	7,580	(2,132)
Total stockholders' equity attributable to Company's stockholders	2,633,354	2,543,943
Noncontrolling interest	133,346	136,931
Total equity	2,766,700	2,680,874
Total liabilities, redeemable noncontrolling interest and equity	6,767,366	6,246,508

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

We calculate EBITDA as net income before interest, taxes, depreciation, amortization and accretion. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation, amortization and accretion, adjusted for (i) mark-to-market gains or losses from accounting for derivatives not designated as hedging instruments; (ii) stock-based compensation; (iii) merger and acquisition transaction costs; (iv) gain or loss from extinguishment of liabilities, including induced conversion expense; (v) cost related to a settlement agreement; (vi) non-cash impairment charges; (vii) write-off of unsuccessful exploration and storage activities; (viii) allowance for bad debts; (ix) bargain purchase gains; and (x) other unusual or non-recurring items. We adjust for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of these measures will enhance an investor’s ability to evaluate our financial and operating performance. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our Board of Directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2026, and 2025:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
($ in thousands)
Net income	$29,823	$24,708	$100,450	$93,941
Adjusted for:
Interest expense, net (including interest income and amortization of deferred financing costs)	38,324	34,051	118,754	101,964
Income tax benefit	(6,775)	(4,283)	(31,911)	(13,544)
Adjustment to investment in unconsolidated companies: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla and Ijen	3,704	3,580	10,765	10,857
Depreciation, amortization and accretion	78,925	73,239	230,426	213,071
EBITDA	$144,001	$131,295	$428,484	$406,289
Mark-to-market (gains) or losses of derivative instruments	607	1,198	(184)	(1,206)
Stock-based compensation	5,498	4,941	16,466	14,473
Allowance for bad debts	1	158	669	210
Induced conversion expense in connection with the issuance of the 2031 Convertible Notes	—	—	34,413	—
Impairment of long-lived assets	150	—	8,578	—
Merger and acquisition transaction costs	1,394	479	2,826	1,488
Bargain purchase gain	—	—	(9,616)	—
Settlement agreement expenses and other	—	—	168	900
Write-off of unsuccessful exploration and storage activities	2,131	377	10,824	1,144
Adjusted EBITDA	$153,782	$138,448	$492,628	$423,298

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted diluted EPS1

Adjusted Net Income attributable to the Company's stockholders and Adjusted diluted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributed to the Company's stockholders and Adjusted diluted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconcile Net income attributable to the Company's stockholders and diluted EPS to Adjusted Net income attributable to the Company’s stockholders and Adjusted diluted EPS for the three and nine months ended September 30, 2026, and 2025:

	Three Months Ended September 30		Nine Months Ended September 30,
	2026	2025	2026	2025
(in millions, except for EPS)
GAAP Net income attributable to the Company's stockholders	31.9	24.1	103.1	92.5
Induced conversion expense in connection with the issuance of the 2031 Convertible Notes	—	—	34.4	—
Bargain purchase gain	—	—	(9.6)	—
Write-off of unsuccessful exploration and storage activities	1.68	0.3	8.55	0.9
Impairment of long-lived assets	0.12	—	6.8	—
Merger and acquisition transaction costs	1.10	0.4	2.23	1.18
Allowance for bad debts		0.1	0.53	0.17
Settlement agreement expenses and other	—	—	0.13	0.71
Adjusted Net income attributable to the Company's stockholders	$34.8	$24.9	$146.1	$95.5
GAAP diluted EPS ($)	0.51	0.39	1.65	1.51
Induced conversion expense in connection with the issuance of the 2031 Convertible Notes	—	—	0.55	—
Bargain purchase gain	—	—	(0.15)	—
Write-off of unsuccessful exploration and storage activities	0.03	0.01	0.13	0.02
Impairment of long-lived assets	0.00	—	0.11	—
Merger and acquisition transaction costs	0.02	0.01	0.04	0.02
Allowance for bad debts	—	0.00	0.01	0.00
Settlement agreement expenses and other	—	—	0.00	0.01
Adjusted Diluted EPS	$0.56	$0.41	$2.34	$1.56

1 Adjusted diluted EPS is computed based on adjusted net income attributable to the Company’s stockholders and diluted weighted-average shares outstanding before rounding. The individual components in the table are rounded to the nearest applicable unit; therefore, recalculation using the rounded amounts may not result in the adjusted diluted EPS presented.